May 22, 2020

Douglas MacLellan
Chairman, eWellness Healthcare Corporation

RE: LETTER OF RESIGNATION

Dear Douglas,

Thank you for the opportunity to play a part in eWellness as the COO/CTO and as a Board Member.

This letter should serve as formal notice that I am tendering my resignation as COO/CTO of eWellness and stepping down from my board role effective Friday, May 22nd, 2020.

Please let me know if you require anything else from me between now and then.

Sincerely yours,

Curtis Hollister

cc. Darwin Fogt, David Markowski

CURTIS HOLLISTER
Ottawa, Ontario Canada t: 613-608-8889 e: curtis.hollister@gmail.com